                                                             EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                           FUSION SYSTEMS CORPORATION
                                       BY

                             ETN ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                               EATON CORPORATION
                                       AT

                              $39.00 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, AUGUST 1, 1997, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER AND THE DISTRIBUTION OF THE CONTINGENT RIGHTS (AS SUCH TERMS ARE DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.

                            ------------------------
     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN. SEE SECTION 14.

                            ------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                            ------------------------
                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
July 7, 1997

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Introduction............................................................................    1
    1.  Terms of the Offer..............................................................    2
    2.  Acceptance for Payment and Payment..............................................    3
    3.  Procedures for Accepting the Offer and Tendering Shares.........................    4
    4.  Withdrawal Rights...............................................................    7
    5.  Certain Tax Consequences........................................................    8
    6.  Price Range of the Shares; Dividends............................................    8
    7.  Possible Effects of the Offer on the Market for the Shares; NASDAQ Quotation;
          Exchange Act Registration; Margin Regulations.................................    9
    8.  Certain Information Concerning the Company......................................   10
    9.  Certain Information Concerning Parent and the Purchaser.........................   12
   10.  Background of the Offer; Contacts with the Company..............................   14
   11.  Purpose of the Offer; The Merger Agreement; Statutory Requirements;
          Appraisal Rights; Plans for the Company; The Rights; The Contingent Rights....   16
   12.  Source and Amount of Funds......................................................   34
   13.  Dividends and Distributions.....................................................   34
   14.  Certain Conditions of the Offer.................................................   35
   15.  Certain Legal Matters; Required Regulatory Approvals............................   36
   16.  Certain Fees and Expenses.......................................................   39
   17.  Miscellaneous...................................................................   39
Schedule I -- Directors and Executive Officers of Parent and the Purchaser..............  I-1

                                                                  EXHIBIT (A)(4)

To: All Holders of Shares of Common Stock of Fusion Systems Corporation:

                                    INTRODUCTION

     ETN Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Eaton Corporation, an Ohio corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Fusion Systems Corporation, a Delaware corporation (the "Company"), and the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 8, 1994, as amended as of April 19, 1995 and June 30, 1997, between the Company and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $39.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Citibank, N.A., as Depositary (the "Depositary"), and Morrow & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER AND THE DISTRIBUTION OF THE CONTINGENT RIGHTS (AS SUCH TERMS ARE DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.

     Salomon Brothers Inc ("Salomon Brothers"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion dated June 29, 1997 to the effect that, as of such date, the consideration to be received by the holders of Shares (other than Parent or any of its affiliates) pursuant to the Offer, the Merger and the Contingent Rights is fair to the Company's stockholders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Salomon Brothers.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) AND NOT PROPERLY WITHDRAWN (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 1, 1997, UNLESS EXTENDED. SEE SECTIONS 1, 14, AND 15 BELOW.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 30, 1997 (the "Merger Agreement"), among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any subsidiary of Parent or the Purchaser or in the treasury of the Company, which will be cancelled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $39.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     The Company's Restated Certificate of Incorporation and the Delaware General Corporation Law (the "GCL") require the affirmative vote of holders of a majority of the outstanding Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the GCL, if after consummation of the Offer the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See
Section 11.

     The Company has informed the Purchaser that, as of June 27, 1997, there were 7,492,935 Shares issued and outstanding and 865,392 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under the Company's stock option or similar plans (the "Stock Plans").

     On June 29, 1997, the Board of Directors of the Company declared a dividend of Contingent Payment Rights (the "Contingent Rights") payable on September 23, 1997 with respect to Shares outstanding on July 25, 1997 (the "Record Date"). Contingent Rights will also be issued with respect to Shares issued between July 25, 1997 and the earlier of December 31, 1997 or the redemption date of the Contingent Rights, upon exercise of Options issued under Stock Plans and outstanding on the Record Date. THE OFFER IS NOT BEING MADE FOR THE CONTINGENT RIGHTS. HOLDERS OF RECORD OF SHARES ON THE RECORD DATE WILL BE ENTITLED TO RECEIVE THE CONTINGENT RIGHTS ON THE PAYMENT DATE OF SEPTEMBER 23, 1997 WHETHER OR NOT THEIR SHARES ARE PURCHASED IN THE OFFER OR THE MERGER. See Section 11.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date; provided that, if all of the conditions to the Offer are satisfied and more than 75% but less than 90% of the outstanding Shares on a fully diluted basis (excluding Options which are not exercisable for 30 days) have been validly tendered and not withdrawn in the Offer, the Purchaser reserves the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of five additional business days in the aggregate for all such extensions provided the Purchaser agrees to waive the conditions set forth in paragraphs (b), (c), (f) and (h) of Section 14. The Offer shall remain open until 12:00 midnight, New York City time, on Friday, August 1, 1997 (the "Expiration Date"), unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. If, at any Expiration Date, the conditions to the Offer described in Section 14 hereof shall not have been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to extend the Offer from time to time by giving oral or written notice to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to

(i) terminate the Offer if any condition referred to in Section 14 has not been satisfied by any Expiration Date and return all tendered Shares; (ii) waive any condition (except, without the prior written consent of the Company, the Minimum Condition); or (iii) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that, without the prior written consent of the Company, it will not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer or
(iv) amend any other term of the Offer in any manner adverse to the holders of Shares.

     Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to
Section 14.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with

Section 4) prior to the Expiration Date promptly after the Expiration Date. See Sections 1 and 14. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent of any liability under the Merger Agreement for any breach of the Merger Agreement by any such assignee.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of

Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery. A "NASDAQ trading day" is any day on which The Nasdaq Stock Market Inc.'s ("NASDAQ") Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase, other than the Contingent Rights. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, which may not be waived without the consent of the Company) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after September 4, 1997.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended, the "Form 10-K"), the Shares are traded over the counter on the Nasdaq National Market under the symbol "FUSN." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market as reported in the Form 10-K with respect to periods occurring in 1995 and 1996, and as reported thereafter by published financial sources with respect to periods occurring in 1997.

                           FUSION SYSTEMS CORPORATION

                                                                              HIGH         LOW
                                                                              -----       -----
1995
First Quarter...............................................................   $32 3/4     $21 1/2
Second Quarter..............................................................   $38         $25 3/4
Third Quarter...............................................................   $37         $26
Fourth Quarter..............................................................   $33 1/2     $22 3/4

1996
First Quarter...............................................................   $28         $21 1/4
Second Quarter..............................................................   $30 1/2     $23 1/4
Third Quarter...............................................................   $26         $16 3/4
Fourth Quarter..............................................................   $24         $17

1997
First Quarter...............................................................   $33 3/4     $21 1/4
Second Quarter..............................................................   $39 7/8     $23 1/4

     On June 27, 1997, the last full day of trading prior to the announcement of the execution of the Merger Agreement and the declaration of the distribution of the Contingent Rights, according to published sources, the reported closing price on the NASDAQ National Market for the Shares was $35 per Share. On July 3, 1997, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on NASDAQ National Market for the Shares was $39 3/8 per Share. The Company has not declared or paid any dividends on the Shares (other than the Contingent Rights) since public trading of the Shares commenced on May 12, 1994.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     NASDAQ Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ. According to NASDAQ's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), NASDAQ rules provide that the securities would no longer qualify for inclusion in NASDAQ and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Purchaser has been advised by the Company that as of July 3, 1997, there were approximately 315 holders of record of the Shares. The Company has advised Purchaser that it believes that the number of beneficial owners of the Shares as of July 3, 1997 is in excess of 3,200.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for NASDAQ quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Company has advised the Purchaser that it plans to file a Registration Statement on Form 8-A to register the Contingent Rights under the Exchange Act. As long as the Contingent Rights are so registered, the Company would continue to be required to make certain filings under the Exchange Act.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 7600 Standish Place, Rockville, Maryland 20855. The following description of the Company's business has been taken from the Form 10-K and is qualified in its entirety by reference to the Form 10-K:

          Fusion Systems Corporation (the "Company" or "Fusion") is a leading worldwide supplier of single-wafer ashers and photostabilizers used in the fabrication of advanced semiconductor devices.

     The Company was founded in 1971 to develop microwave-powered electrodeless ultraviolet ("UV") originally used to cure coatings, adhesives and inks on a variety of end-use products. The Company began commercial shipments in 1975 and introduced its first product for the semiconductor industry in 1983. On September 6, 1996, Fusion sold its UV curing business to Fairey Group, plc of Egham, United Kingdom.

     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K. More comprehensive financial and other information is included in such report (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                           FUSION SYSTEMS CORPORATION

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------     -------     -------
STATEMENT OF OPERATIONS DATA:
Net revenues.................................................  $ 84,594     $58,481     $37,939
Cost of sales................................................    40,271      25,536      15,666
                                                                -------     -------     -------
  Gross profit...............................................    44,323      32,945      22,273
                                                                -------     -------     -------
Operating expenses:
  Selling, general and administrative........................    18,246      12,764      10,019
  Research, development and engineering......................    15,756       7,682       3,997
                                                                -------     -------     -------
  Total operating expenses...................................    34,002      20,446      14,016
                                                                -------     -------     -------
Operating income.............................................    10,321      12,499       8,257
Other income, net............................................     3,367       2,082         703
                                                                -------     -------     -------
Income from continuing operations before provision for income
  taxes......................................................  $ 13,688     $14,581     $ 8,960
                                                                =======     =======     =======
Income from continuing operations............................  $  8,729     $ 9,136     $ 5,505
                                                                =======     =======     =======
Earnings per share from continuing operations................  $   1.09     $  1.13     $  0.76
                                                                =======     =======     =======
Weighted-average shares outstanding..........................     8,022       8,120       7,277
                                                                =======     =======     =======
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and marketable securities.............  $112,912     $36,691     $32,198
Working capital..............................................   128,131      75,360      61,331
Total assets.................................................   161,714      95,037      72,916
Long-term debt...............................................        --          --          --
Stockholders' equity.........................................   146,774      85,733      68,333

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

     Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     In the course of the discussions between representatives of Parent and the Company (see Section 10) certain forecasts of future operating performance were furnished to Parent's representatives.

     THESE FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. NEITHER PARENT, THE PURCHASER NOR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THESE FORECASTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE FORECASTS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND PARENT. THERE CAN BE NO ASSURANCE THAT THE FORECASTS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PROJECTIONS SET FORTH BELOW SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ITS REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED.

     In May 1997, the Company provided Parent with its 1997 Operating Plan, which had been approved by the Company Board in December 1996, and which estimated sales for 1997 and 1998 of $93.3 million and $116.0 million, respectively, and operating income of $13.9 million and $23.2 million, respectively. Thereafter, the Company provided Parent with an updated 1997 forecast of $90.0 million in sales and $13.5 million of operating income. The Company also provided Parent with two new forecasts for 1998 without any change in the 1997 forecast: a "high" forecast of $141.1 million of sales based on an estimate of potential sales in 1998 and $38.1 million of operating income, after estimating expenses for 1998, and a "low" estimate of $127.0 million of sales and $28.8 million of operating income which discounted the "high" sales estimate by 10%. In late June 1997, the Company prepared a further update of its forecasts which estimated 1997 sales of $93.0 million and operating income of $12.5 million, and 1998 sales of $118.9 million and operating income of $20.6 million. The Company advised Parent that, compared to the second set of forecasts, the latter forecasts gave effect to a higher level of anticipated engineering costs and eliminated business that was recently lost, production capacity that may not be built in 1998 and orders for new products or from new customers that the Company's management considered to be more speculative.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent is a corporation whose principal executive offices are located at Eaton Center, Cleveland, Ohio 44114. Parent is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and aerospace markets. Principal products of Parent include electrical power distribution and control equipment, truck transmissions and axles, engine components, hydraulic products, ion implanters and a wide variety of controls. Parent has 54,000 employees and 155 manufacturing sites in 26 countries around the world, and had revenues in 1996 of approximately $7 billion.

     The Purchaser's principal executive offices are located care of Eaton Corporation, Eaton Center, Cleveland, Ohio 44114. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I.

     Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Set forth below is certain consolidated financial information with respect to Parent and its consolidated subsidiaries for its fiscal years ended and as of December 31, 1996, 1995 and 1994. More comprehensive financial and other information is included in Parent's Annual Report on Form 10-K for its fiscal year ended December 31, 1996 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                               EATON CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   FISCAL YEAR ENDED DECEMBER 31
                                                                   -----------------------------
                                                                   1996(A)      1995       1994
                                                                   -------     ------     ------
INCOME STATEMENT DATA:
  Net sales......................................................  $6,961      $6,822     $6,052
  Net Income.....................................................     349         399        333
PER COMMON SHARE:
  Net Income.....................................................    4.50        5.13       4.40
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital................................................  $  787      $  822     $  744
  Total assets...................................................   5,307       5,053      4,682
  Long-term debt.................................................   1,062       1,084      1,053
  Total debt.....................................................   1,092       1,134      1,089
  Shareholders' equity...........................................   2,160       1,975      1,680

---------------
(a) Income in 1996 was reduced by pretax restructuring charges of $50 million.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1994, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1994, there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Historically, over the last few years, Parent has been generally familiar with the Company's business through their sale of products to the same customers (although for different applications, relevant at different times in their customers' production processes). Parent and the Company had also collaborated on the technical level concerning the effect of certain of the Company's processes on Parent's "ion implant" process.

     In November 1996, Brian R. Bachman, Senior Vice President -- Semiconductor and Specialty Systems of Parent, met with John C. Matthews, Senior Vice President of the Company, at an industry trade conference and exchanged views concerning the semiconductor equipment industry generally and the opportunities for their respective companies to collaborate with respect to technology.

     In January 1997, the Company's Chairman of the Board, Daniel Tessler, its President and Chief Executive Officer, Leslie S. Levine, and Mr. Matthews met with Mr. Bachman and two other Parent executives who are involved in Parent's semiconductor equipment operations to discuss collaboration with respect to technology and various approaches for sharing intellectual property, including a possible joint venture or acquisition transaction, and certain of the Company's senior executives visited the headquarters of Parent's semiconductor equipment operations to discuss Parent's potential strategies with respect to product technology matters.

     In February 1997, several of Parent's executives met with Messrs. Tessler, Levine and Matthews. At the February meeting, Parent's executives and the Company's executives discussed issues related to the provision to Parent by the Company of confidential information, and further discussed the desirability from the Company's perspective of receiving an indication of value in connection with any possible transaction involving Parent and the Company.

     On March 26, 1997, Mr. Tessler met with Stephen R. Hardis, Parent's Chairman of the Board and Chief Executive Officer, and Mr. Bachman. At this meeting, Mr. Tessler, acting on behalf of the Company, requested that Parent provide an indication of value before pursuing further negotiations or the sharing of non-public information. In response, Parent's representatives indicated that Parent would consider proposing an acquisition of the Company for $37.50 per share in cash, subject to the negotiation and approval of definitive terms. Mr. Tessler rejected this, indicating that the price was too low, but indicated he would be prepared to provide confidential information subject to an appropriate confidentiality agreement.

     In April 1997, Parent and the Company entered into a confidentiality agreement and the Company began to furnish confidential information to Parent and met with representatives of Parent and provided responses to Parent's inquiries in connection with Parent's due diligence investigation. Parent also conducted independent due diligence investigations into the nature and quality of the Company's product and process technology, customer relations and other similar matters.

     In late May 1997, in the course of several discussions between Mr. Tessler, Mr. Hardis and Alexander M. Cutler, Parent's President and Chief Operating Officer, as well as at a meeting whose participants included Mr. Tessler, Messrs. Cutler and Bachman and other Parent representatives, Parent's representatives indicated Parent's willingness to raise its cash acquisition price to $39 per share and to accomplish the transaction by means of a cash tender offer for all Company shares. Messrs. Hardis and Cutler indicated that Parent's willingness to proceed further was subject to the Company entering into an agreement obligating it to negotiate exclusively with Parent for up to 30 days.

     In early June, Parent and the Company exchanged financial forecasts which each had prepared with respect to the Company, discussed the projections and the assumptions each had used in their preparation, and continued to negotiate with respect to a mutually acceptable price for a transaction. Parent also furnished to the Company a summary of certain other important elements of a transaction, including a form of exclusivity agreement. During a series of telephone calls among Messrs. Hardis, Cutler and Tessler, Parent's representatives indicated their unwillingness to increase the cash acquisition price above $39 per share but indicated their willingness for additional consideration to be made available to the Company's shareholders if the Company's performance in 1998 was consistent with certain of the more optimistic forecasts which the Company had prepared.

     Following the meeting of the Company's Board of Directors on June 19, Mr. Tessler told Parent's representatives that the Company would be willing to enter into exclusive negotiations with Parent provided, among other matters, that additional compensation would be paid if the Company achieved certain revenue levels in 1998. In the course of further negotiations, Parent's representatives proposed a contingent payment of up to $5.00 per Share depending upon the Company's 1998 revenues.

     On June 24, 1997, the Company entered into an agreement providing for exclusive negotiations with Parent through July 7, 1997. On June 25, 1997, Parent furnished the Company with a draft of a merger agreement, and Parent's Board of Directors approved the proposed transaction. During the period from June 26 through the morning of June 30, 1997, the parties negotiated the terms of the Merger Agreement, the

Contingent Rights and related agreements. On the morning of June 30, 1997, the parties executed the Merger Agreement and publicly announced the Offer.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS; THE CONTINGENT RIGHTS.

     Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company.

     The Merger Agreement. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

     The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser may not (i) decrease the amount offered per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) waive the Minimum Condition, (iv) impose additional conditions to the Offer, or (v) amend any other term of the Offer in any manner adverse to the holders of Shares. Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all the conditions of the Offer as of any expiration date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer, provided that, if all of the conditions to the Offer are satisfied and more than 75% but less than 90% of the outstanding Shares on a fully diluted basis (excluding Options which are not exercisable for 30 days) have been validly tendered and not properly withdrawn in the Offer, the Purchaser will have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of five additional business days in the aggregate, provided the Purchaser agrees to waive the conditions set forth in paragraphs (b), (c), (f) and (h) of Section 14 hereof. The Merger Agreement provides that, without written consent of the Company, the Purchaser will not accept for payment or pay for any Shares in the Offer if, as a result, the Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition.

     The Company has represented to Parent in the Merger Agreement that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (i) determined by unanimous vote of its directors that each of the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger and the distribution of the Contingent Rights, is fair to and in the best interests of the Company and its stockholders, (ii) approved the distribution of the Contingent Rights, (iii) approved the Offer and adopted the Merger Agreement in accordance with the GCL, (iv) recommended acceptance of the Offer and approval of the Merger Agreement by the Company's stockholders (if such approval is required by applicable law), and (v) taken all other action necessary to render Section 203 of the GCL and the Rights inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of the Company Board's fiduciary obligations under applicable law. The Company further represented that, prior to the execution of the Merger Agreement, Salomon Brothers has delivered to the Company Board its written opinion that the consideration to be received by the holders of Shares (other than Parent or any of its affiliates) pursuant to the Offer, the Merger and the Contingent Rights is fair to the Company's stockholders from a financial point of view.

     The Merger Agreement provides that Parent, upon the payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. Following the election or appointment of Parent's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Company.

     THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. The By-Laws of the Purchaser in effect at the time of the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement relating to indemnification of directors and officers in accordance with the provisions thereof and applicable law.

     Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and the officers of the Surviving Corporation will be those persons designated by Parent and the Purchaser.

     By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be cancelled and retired and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be cancelled and retired and will be converted into the right to receive $39.00 net per Share in cash, payable to the holder thereof, without interest thereon (the "Merger Price"), upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. The Contingent Rights will remain outstanding after the Effective Time in accordance with their terms.

     The Merger Agreement provides that, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of Options granted prior to the date of the Merger Agreement under any of the Stock Plans, without any payment therefor except as described below. Pursuant to the Merger Agreement, immediately prior to the Effective Time, the Company shall accelerate the vesting of certain specified Options and each then vested Option will no longer be exercisable but will entitle each holder thereof, in cancellation and settlement therefor, to (i) a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the product of
(x) the total number of Shares subject to such vested Option and (y) the excess of the Merger Consideration over the exercise price per Share subject to such vested Option, and (ii) a payment in cash by the Surviving Corporation (subject to any applicable withholding taxes), at the earlier of March 31, 1999 or the redemption date of the Contingent Rights, equal to the product of (x) the total number of Shares subject to such cancelled vested Option, and (y) the $5.00 per right redemption price of the Contingent Rights or the Contingent Payment, as the case may be, if any (the amounts payable under clauses (i) and (ii) of this sentence being referred to as the "Cash Payments"). Pursuant to the Merger Agreement, Options which are not vested and exercisable at the Effective Time will be cancelled at the Effective Time without any payment therefor. Parent has agreed to cause the Surviving Corporation to establish a special bonus plan (the "Special Bonus Plan") for all employees of the Company or any of its subsidiaries who held Options which were outstanding as of immediately before the Effective Time which were not then vested and were terminated as of the Effective Time. The Special Bonus Plan shall provide for a cash payment on the second anniversary of the Effective Time to each employee who continues to be an employee of the Surviving Corporation, Parent or any of their respective subsidiaries on such second anniversary in an amount (subject to any applicable withholding taxes) equal to the sum of (i) the product of (x) the total number of Shares subject to such terminated Options and (y) the excess of the Merger Consideration over the exercise price per Share of such terminated Options, plus
(ii) interest on the amount set forth in clause (i) at a rate of 6% per annum from the Effective Time, plus (iii) the product of (x) the total number of Shares subject to such terminated Option and (y) the amount of cash, if any, paid with respect to each Contingent Right pursuant to the Contingent Rights Agreement. Any employee of the Company who is involuntarily terminated without cause or whose employment ceases by reason of death or disability, in each case prior to the second anniversary of the Effective Time, shall be entitled, promptly following such termination or cessation of employment (or, in the case of any payment pursuant to clause (iii) of the preceding sentence, promptly following the later of March 31, 1999 or the date of such termination or cessation of employment), to receive from the Company a cash payment equal to the amount which such employee would have received pursuant to the formula in the immediately preceding sentence had such employee remained employed throughout the period ending on the second anniversary of the Effective Time.

     The Company has represented in the Merger Agreement that the Company Board has taken all necessary action to terminate its 1994 Employee Stock Purchase Plan effective prior to the beginning of the payment period which would have commenced on July 1, 1997, and no Options have been or will be issued under such Stock Plan with respect to any payment period beginning on or after July 1, 1997. All other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary will terminate as of the Effective Time. The Company has agreed to take all reasonable steps to ensure that none of Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof other than to the extent provided with respect to the Contingent Rights. The Company further agreed to use its reasonable best efforts to obtain all necessary consents to ensure that, after the Effective Time, holders of Options will have no rights other than the rights of the holders of vested Options to receive the Cash Payments in cancellation and settlement thereof.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined herein) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) subject to the fiduciary obligations of the Company Board under applicable law as provided in the Merger Agreement, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

     The Merger Agreement further provides that, notwithstanding the foregoing, if Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares of the Company pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the GCL.

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Merger Agreement contains customary representations and warranties with respect to the Company, including, among other things, (i) with respect to the organization, corporate powers and qualifications of the Company and each of its significant subsidiaries; (ii) with respect to the capitalization of the Company and its significant subsidiaries; (iii) that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated therein have been duly and validly authorized and approved by the Company Board and that no other corporate proceedings on the part of the Company are necessary to authorize or approve the Merger Agreement or to consummate the transactions contemplated therein (other than, with respect to the Merger, the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote thereon, to the extent required by applicable law); (iv) with respect to the absence of any conflict between the terms and provisions of the Merger Agreement and the transactions contemplated thereby with any statute, ordinance, rule, regulation, order, judgment, decree, permit or license, agreements, contracts or other instruments and obligations; (v) with respect to the accuracy of the documents filed with the Commission; (vi) with respect to the Company's financial statements, its financial condition, the amount of cash and cash equivalents the Company had on hand as of May 23, 1997 and its net working capital as of such date; (vii) with respect to the compliance of the Company and its subsidiaries with certain laws relating to the protection of the environment; (viii) that the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (as defined in the Merger Agreement) required for the conduct of their respective businesses and are otherwise in compliance with all applicable laws; (ix) with respect to the absence, as a result of the transactions contemplated by the Merger Agreement, of a "change of control" under or other detriment under agreements or instruments to which the Company or its subsidiaries are bound; (x) with respect to the absence of certain litigation with respect to the Company; (xi) with respect to the accuracy and completeness of the information supplied by the Company in connection with the Offer, the Proxy Statement or any other document to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated by the Merger Agreement; (xii) that Section 203 of GCL is not applicable to the Offer and the Merger and the transactions contemplated by the Merger Agreement; (xiii) with respect to the Company's employee benefit plans; (xiv) with respect to patents, trademarks and other intellectual property of the Company and its subsidiaries; (xv) with respect to certain tax returns required to be filed and certain taxes required to be paid by the Company and its subsidiaries; (xvi) the absence of certain events since December 31, 1996, including that there has not been any change in or effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that would reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"); (xvii) with respect to certain union and labor matters; (xviii) with respect to relationships with customers, suppliers, distributors and sales representatives; (xix) with respect to certain contractual obligations; (xx) that the Company has taken all necessary action pursuant to the Rights Agreement to provide that no Triggering Event or Distribution Date (as each term is defined in the Rights Agreement) will occur, and that Parent, the Purchaser and their affiliates will not become an Acquiring Person (as defined in the Rights Agreement), in each case as a result of the announcement, commencement or consummation of the Offer or Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby; (xxi) with respect to certain product recalls; (xxii) with respect to certain liabilities in connection with the Company's disposition of its ultraviolet curing systems business; and (xxiii) with respect to the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to Salomon Brothers or

Venture Advisors, Inc.) and the aggregate amount of certain fees and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER. The Merger Agreement contains customary representations and warranties by Parent and the Purchaser, including, among other things, (i) with respect to the organization, corporate powers and qualifications of Parent and the Purchaser; (ii) that each of Parent and the Purchaser has the necessary corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (iii) with respect to the absence of any conflict between the terms and provisions of the Merger Agreement and the transactions contemplated thereby with any laws, regulations, agreements, contracts or other instruments and obligations; (iv) that neither Parent nor any of its subsidiaries was, immediately prior to the execution of the Merger Agreement, an "interested stockholder" within the meaning of Section 203 of the GCL; and (v) that Parent has and will cause the Purchaser to have the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby.

     COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its subsidiaries to use their reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the good will of those having business relationships with them. The Merger Agreement also contains specific covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) without the prior written consent of Parent: (i) adopt any amendment to its Certificate of Incorporation or By-Laws or comparable organizational documents or the Contingent Rights Agreement (as defined herein) or the Rights Agreement other than the amendment such that the effectuation of the merger will not cause the Rights under the Rights Agreement to become exercisable, cause Parent or the Purchaser to be an Acquiring Person, or trigger other provisions of the Rights Agreement including giving rise to a Distribution Date or a Triggering Event;
(ii) sell, pledge or encumber any stock owned by it in any of its subsidiaries;
(iii) (A) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement, pursuant to the exercise of Options outstanding on the date of the Merger Agreement (or, if a Triggering Event by a party other than Parent or the Purchaser shall occur, Rights), or (2) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement other than the Contingent Rights, or (B) make any other changes in its capital structure; (iv) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries or the Contingent Rights; (v) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (vi) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its subsidiaries) other than certain bonuses previously disclosed to Parent, or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee, or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies disclosed to Parent), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its subsidiaries (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation;
(vii) acquire, mortgage, encumber, sell, lease, license or dispose of any assets (including Intellectual Property (as defined in the Merger Agreement)) or securities, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, subject to certain specified exceptions; (viii) (A) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, (E) authorize or make capital expenditures not provided for in the Company's capital budget which are in excess of $100,000, (F) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (G) delay or accelerate payment of accounts payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (H) vary the Company's inventory practices in any material respect from the Company's past practices; (ix) settle or compromise any suit or claim or threatened suit or claim where the amount involved is greater than $100,000; (x) other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any contract, (B) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (C) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party; (xi) make any tax election not required by law or settle or compromise any tax liability;
(xii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Purchaser, except in the ordinary course of business consistent with past practice; (xiii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any assets; (xiv) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (xv) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in its methods of accounting, including tax accounting policies and procedures; or (xvi) agree in writing or otherwise take any of the foregoing prohibited actions or any action which would cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect.

     ACCESS TO INFORMATION. The Merger Agreement provides that, until the Effective Time, the Company will give Parent and the Purchaser and their representatives full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries, subject to Parent and the Purchaser's maintaining the confidentiality of any non-public information disclosed to them.

     EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and the Purchaser shall cooperate and use reasonable efforts to make all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

     Each of the parties also will use its reasonable efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any Governmental Entity or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     EMPLOYEE BENEFIT ARRANGEMENTS. With respect to employee benefit matters, the Merger Agreement provides that the Company will honor and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under specified Employee Benefit Arrangements. Notwithstanding the foregoing, from and after the Effective Time, subject to the remainder of this paragraph, the Surviving Corporation will have the right to amend, modify, alter or terminate any Employee Benefit Arrangements, provided that any such action will not adversely affect the rights of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment, modification, alteration or termination, and shall not affect any rights or benefits for which the agreement of the other party or a beneficiary is required.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that, from and after the time the Purchaser purchases Shares pursuant to the Offer through and including the Effective Time (without regard to the termination of the Merger Agreement), neither Parent nor the Purchaser will take any action, nor permit any action to be taken, which would change or amend the provisions of the Certificate of Incorporation or By-Laws of the Company in effect on the date of the Merger Agreement relating to limitation of liability or indemnification or make any modification in the Company's existing director's and officer's insurance, in each case inconsistent with the obligations of Parent and the Purchaser under the Merger Agreement. Pursuant to the Merger Agreement, Parent has agreed that from and after the Effective Time all rights to indemnification existing at the date of the Merger Agreement in favor of individuals who at or prior to the Effective Time were directors or officers of the Company or any of its subsidiaries as set forth in the Certificate of Incorporation or By-Laws of the Company shall survive the Merger with respect to matters existing or occurring at or prior to the Effective Time and shall continue in full force and effect for a period of six years following the Effective Time. The Merger Agreement further provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is at the date of the Merger Agreement, or has been at any time prior to such date or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each individually an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party as a result of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the GCL to indemnify any such person and, without limiting the generality or effect of the foregoing, to the fullest extent provided in the respective Certificates of Incorporation or By-Laws of the Company and its subsidiaries as in effect on the date of the Merger Agreement. Parent has agreed to cause the Surviving Corporation to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law and, without limiting the generality or effect of the foregoing, to the fullest extent provided in the respective Certificates of Incorporation or By-Laws of the Company and its subsidiaries as in effect on the date of the Merger Agreement subject to receipt by the Company of an undertaking by or on behalf of such officer or director contemplated by Section 145(e) of the GCL. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time) and, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, there is a conflict on any significant issue between the position of the Company and an Indemnified Party or different defenses may reasonably be expected to exist, the Merger Agreement provides that the Indemnified Parties may retain counsel which counsel shall be reasonably satisfactory to the Company (or the Surviving Corporation after the Effective
Time) and the Company shall (or after the Effective Time, Parent will cause the Surviving Corporation to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of Shares pursuant to the Offer, to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified in the preceding sentence), (ii) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties or unless different defenses may reasonably be expected to exist. The Company, Parent and the Purchaser have agreed in the Merger Agreement that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Parent has also agreed that the Company, and from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect for not less than six years (except as provided in the next immediate sentence) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided further that the Surviving Corporation shall not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the insurance required by this sentence, it shall obtain as much comparable insurance coverage as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level and scope of insurance coverage required under the immediately preceding sentence in lieu of causing to remain in effect any directors' and officers' liability insurance policy. Parent has agreed to guarantee the obligations of the Surviving Corporation under the foregoing indemnification provisions and these provisions will survive consummation of the Merger and be binding on all successors and assigns.

     NOTIFICATION OF CERTAIN MATTERS. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (a) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (b) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent, or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification will affect the representations or warranties of any party or the conditions to the obligations of any party. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

     RIGHTS AGREEMENT. The Company covenants and agrees in the Merger Agreement that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may upon at least two business days' prior written notice to Parent take the actions described in clauses (i) or
(iii) of the preceding sentence, if (x) the Company Board determines in good faith, after consultation with its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board, and (y) prior to such action the Company will have paid to Parent a fee of $13 million (which amount shall be paid in lieu of any Termination Fee (as defined below)). The Company has also agreed pursuant to the Merger Agreement that neither the Company Board nor the Continuing Directors of the Company will make a determination that Parent, the Purchaser or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement) is an "Adverse Person" for purposes of the Rights Agreement.

     STATE TAKEOVER LAWS. The Merger Agreement provides that the Company will, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

     NO SOLICITATION. The Merger Agreement requires the Company, its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Merger Agreement further provides that, prior to the Effective Time, the Company will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or of its subsidiaries, or any combination of the foregoing (other than the Offer and the Merger) (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who delivers a written proposal for an Acquisition Transaction if the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board and prior to furnishing non-public information to such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the confidentiality agreement dated April 7, 1997 between Parent and the Company with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company. The Merger Agreement further provides that, from and after the execution of the Merger Agreement, the Company will immediately advise the Purchaser in writing of the receipt, directly or indirectly, of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to the Purchaser a copy of any such proposal, if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing, and that the Company will promptly advise Parent of any development relating to such proposal, including results of any discussions or negotiations with respect thereto.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the stockholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement, if required by applicable law; (ii) the Purchaser shall have accepted for payment and paid for Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms of the Merger Agreement; provided, however, that this condition will be satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer; (iii) the consummation of the Merger is not restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there is not any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal; and (iv) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

     TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser): (i) by the mutual written consent of Parent and the Company;
(ii) by the Company if (1) Parent or the Purchaser fails to commence the Offer by July 7, 1997, (2) Parent or the Purchaser has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof or the Merger Agreement on or before October 31, 1997 (provided that the Company may not so terminate the Merger Agreement if it has materially breached the Merger Agreement); (iii) by Parent or the Company (A) if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or (B) the Merger shall not have been consummated on or before December 31, 1997; provided, however, that neither Parent nor the Company may so terminate the Merger Agreement if such party shall have materially breached the Merger Agreement; (iv) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable efforts to remove or lift such order, decree or ruling; (v) by the Company if, prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves an Acquisition Transaction, on terms which a majority of the members of the Company Board have determined in good faith (A) after consultation with Salomon Brothers or another nationally recognized investment banking firm, to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement, taking into account the distribution of the Contingent Rights, and (B) after consultation with outside legal counsel, that failure to approve such proposal and terminate the Merger Agreement would reasonably be expected to result in a breach of fiduciary duties of the Company Board under applicable law; provided that the termination described in this provision shall not be permissible unless and until the Company shall have provided the Purchaser and Parent prior written notice at least two business days prior to such termination that the Company Board has authorized and intends to effect the termination of the Merger Agreement pursuant to this provision (including copies of all proposed written agreements, arrangements or understandings, including the forms of any agreements supplied by third parties, with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto)), the Company shall otherwise be in compliance with its obligations under the Merger Agreement and on or prior to such termination shall have paid to Parent the Termination Fee; provided further, that notwithstanding anything in the Merger Agreement to the contrary the termination of the Merger Agreement by the Company in compliance with this provision shall not be deemed to violate other obligations of the Company under the Merger Agreement; (vi) by Parent if the Company breaches its covenant with regard to the Rights Agreement or makes certain amendments to the Rights Agreement, provided, however, such breach occurs prior to the time that designees of Parent constitute a majority of the Company Board; (vii) by Parent prior to the purchase of Shares pursuant to the Offer, if the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have approved or recommended an Acquisition Transaction, or shall have resolved to effect any of the foregoing; or (viii) by Parent prior to the purchase of Shares pursuant to the Offer, if the Minimum Condition has not been satisfied by the expiration date of the Offer and on or prior to such date an Acquisition Transaction has been publicly announced or disclosed.

     Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than certain specified provisions, which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

     FEES AND EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to clauses (v), (vi) or (vii) in the second preceding paragraph above (or is terminated pursuant to clause (iii)(A) in such paragraph as a result of the failure to satisfy the conditions set forth in paragraphs (d) or (g) of Section 14) then the Company will promptly (and in any event within one business day after such termination) or in the case of any such termination by the Company, prior to such termination, pay Parent a termination fee of $13,000,000 (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company. In the event that the Merger Agreement is terminated pursuant to clause (viii) in the second preceding paragraph above and within six months of the date of the termination of the Merger Agreement a transaction constituting an Acquisition Transaction is consummated or the Company or any of its subsidiaries enters into an agreement with respect to, or approves or recommends such a transaction, the Company will promptly (and in any event within one business day thereafter) pay Parent the Termination Fee. The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof will be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

     AMENDMENT. The Merger Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment will be made which decreases the price to be paid in the Merger or which adversely affects the rights of the Company's stockholders thereunder without the approval of such stockholders. The Merger Agreement provides that any amendment or termination of the Merger Agreement following the election of Parent's designees to the Company Board requires the concurrence of a majority of the directors of the Company Board who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).

     EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained therein of the other or in any document, certificate or writing delivered pursuant to the Merger Agreement by the other or (iii) waive compliance by the other with any of the agreements or conditions.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $39.00 per Share.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Salomon Brothers' opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

     Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

     Plans for the Company. Following consummation of the Merger, Parent presently intends to operate the Company as a subsidiary with substantially the same operating management under the leadership of John C. Matthews, Senior Vice President of the Company. In addition, Parent has agreed in the Merger Agreement that it shall not take any action to cause the Company, including the Surviving Corporation after the consummation of the Merger, to breach its covenants and other obligations in the Contingent Rights Agreement. A summary of certain of the Company's covenants and obligations under the Contingent Rights Agreement appears below in this Section 11.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Company Board or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     The Rights. According to the Company's Current Report on Form 8-K dated September 9, 1994 (together with subsequent filings relating to the Rights Agreement, the "Company 8-K"), on September 8, 1994, the Company Board declared a dividend distribution of one Right for each outstanding Share, which

Right then entitled the holder to purchase one one-hundredth of a share of a new Series A Junior Participating Preferred Stock, at a purchase price of $40.00, subject to adjustment.

     According to the Company 8-K, the Rights are attached to all certificates representing Shares outstanding, and no separate Rights Certificates have been distributed. The Rights will separate from the Shares and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares, (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 15% or more of such outstanding Shares or (iii) 10 business days after the Continuing Directors of the Company shall declare any person to be an Adverse Person, upon a determination that such person, alone or together with its affiliates and associates, has become the Beneficial Owner (as defined in the Rights Agreement) of a number of Shares which the Continuing Directors determine to be substantial and a majority of the Continuing Directors (with the concurrence of a majority of the Independent Directors (as defined in the Rights Agreement)) determines, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that
(a) such beneficial ownership by such person is intended to cause the Company to repurchase the Shares beneficially owned by such person or to cause pressure on the Company to take action or enter into a series of transactions intended to provide such person with short-term financial gain under circumstances where such directors determine that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company. According to the Company 8-K, the Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on October 17, 2004, unless earlier redeemed by the Company as described below.

     In the event that the Continuing Directors determine that a person is an Adverse Person or, at any time following the Distribution Date, (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Shares are not changed or exchanged, (ii) a Person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the Independent Directors determine to be fair to, and otherwise in the best interests of, the Company and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, that number of Shares (or, in certain circumstances, cash, property or other securities of the Company) which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of the Shares at the date of the occurrence of the event. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. The events set forth in this paragraph are referred to as "Section 11(a)(ii) Events."

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer determined by the Company Board to be fair as described in clause (ii) of the preceding paragraph), or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. The events set forth in this paragraph and the Section 11(a)(ii) Events are collectively referred to as "Triggering Events."

     At any time after the occurrence of a Section 11(a)(ii) Event, a majority of the Continuing Directors may exchange the Rights (other than Rights owned by an Acquiring Person or Adverse Person which have become void), in whole or in part, at an exchange ratio of one Share, or one Common Stock Equivalent (as defined in the Rights Agreement), per Right (subject to adjustment).

     According to the Company 8-K, until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Company Board prior to the earlier to occur of the determination that a person is an Adverse Person or the Distribution Date. After the earlier of such events, the provisions of the Rights Agreement may be amended by the Company Board (in certain circumstances with the occurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not aversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or any Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     Pursuant to an amendment dated as of June 30, 1997, the Rights Agreement was amended to provide that, among other things, no Triggering Event or Distribution Date would result under the Rights Agreement by reason of the approval, execution or delivery of the Merger Agreement, the announcement or consummation of the Offer or consummation of the other transactions contemplated by the Merger Agreement.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-K and the text of the Rights Agreement as set forth as an exhibit thereto filed with the Commission, copies of which may be obtained in the manner set forth in
Section 8.

     STOCKHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

     The Contingent Rights. On June 29, 1997, the Board of Directors of the Company declared a dividend of Contingent Payment Rights (the "Contingent Rights") payable on September 23, 1997 with respect to Shares outstanding on July 25, 1997. Contingent Rights will also be issued with respect to Shares issued between July 25, 1997 and the earlier of December 31, 1997 or the redemption date of the Contingent Rights, upon exercise of options to purchase Shares issued under the Company's stock option and stock purchase plans and outstanding on July 25, 1997. THE OFFER IS NOT BEING MADE FOR THE CONTINGENT RIGHTS. HOLDERS OF RECORD OF SHARES ON JULY 25, 1997 WILL BE ENTITLED TO RECEIVE THE CONTINGENT RIGHTS ON THE PAYMENT DATE OF SEPTEMBER 23, 1997 WHETHER OR NOT THEIR SHARES ARE PURCHASED IN THE OFFER OR THE MERGER.

     The Contingent Rights will be issued under the Contingent Payment Rights Agreement (the "Contingent Rights Agreement"), a form of which is attached as Exhibit B to the Merger Agreement which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference. The following summary of certain provisions of the Contingent Rights Agreement does not purport to be complete, and such summary is qualified in its entirety by such reference. The definition of certain capitalized terms used in the following summary are set forth under the caption "-- Certain Definitions."

     GENERAL. The Contingent Rights will be unsecured obligations of the Company and will rank equally with all other unsubordinated indebtedness of the Company. PARENT HAS NOT GUARANTEED OR OTHERWISE ASSUMED ANY LIABILITY FOR THE CONTINGENT RIGHTS. The Contingent Rights will represent the right to receive on March 31, 1999 (the "Contingent Payment Date") a Contingent Payment, if any, based upon Net Sales of the Company during calendar year 1998 (the "Contingent Payment Period").

     DETERMINATION OF CONTINGENT PAYMENT. Unless the Contingent Rights have been extinguished or redeemed as described below, each Holder of a Contingent Right at the close of business on the Contingent Payment Date will be entitled to receive in respect of each Contingent Right held, only upon presentation and surrender of the Right Certificate at the offices or agencies of the Company designated pursuant to the Contingent Rights Agreement, an amount in cash, if any, determined by the following table:

                       NET SALES OF THE COMPANY FOR
                       THE CONTINGENT PAYMENT PERIOD                     CONTINGENT PAYMENT
    -------------------------------------------------------------------  -------------------
    $149,000,000 or greater                                                     $5.00
    $141,000,000                                                                $3.50
    $134,000,000                                                                $2.25
    $127,000,000                                                                $1.00
    $122,000,000 or less                                                        $0.00

     If Net Sales falls between two of the levels (each, a "Threshold Level") specified above, the amount of the Contingent Payment shall be equal to "C" in the following equation:

                                 S - L = C - PL
                                 -----   ------
                                 G - S   PG - C

Where:

S    =    Net Sales
L    =    Highest Threshold Level of Net Sales which is less than S
G    =    Lowest Threshold Level of Net Sales which is greater than S
PL   =    Contingent Payment if Net Sales were L
PG   =    Contingent Payment if Net Sales were G
C    =    Contingent Payment

     UNDER NO CIRCUMSTANCES WILL ANY PAYMENT BE MADE IN RESPECT OF THE CONTINGENT RIGHTS IF NET SALES FOR THE CONTINGENT PAYMENT PERIOD DO NOT EXCEED $122,000,000. The determination of Net Sales shall be made by the Company and set forth in an Officers' Certificate and accompanied by a certificate or opinion of an independent public accountant, delivered to the trustee under the Contingent Rights Agreement (the "Trustee") not later than March 15, 1999. Such determination absent manifest error shall be final and binding on the Company and the Holders.

     No interest shall accrue on any amounts payable on the Contingent Rights to any Holder.

     Contingent Payments on each Contingent Right shall be calculated to the nearest cent, with one-half cent rounded for such purpose to the next greater whole number.

     OPTIONAL REDEMPTION OF CONTINGENT RIGHTS. The Company may, at its option, at any time after the occurrence of a Change of Control, upon not less than 30 days nor more than 60 days notice, redeem the then outstanding Rights, in whole or in part, at a price of $5.00 per Right, without interest.

     EXTINGUISHMENT OF CONTINGENT RIGHTS. The Rights shall be extinguished without any payment therefor and have no further force and effect (i) on December 31, 1997, if no Change of Control has occurred prior to such date or
(ii) on March 31, 1999 if Net Sales for the Contingent Payment Period shall not have exceeded $122,000,000.

     CERTAIN COVENANTS. The Contingent Rights Agreement provides that the Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary (as defined in the Contingent Rights Agreement) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, as determined by the Company Board in good faith, desirable in the conduct of its business or the business of any Subsidiary.

     The Contingent Rights Agreement further provides that the Company will use reasonable efforts during the Contingent Payment Period to operate its business in the ordinary course and substantially as operated heretofore, provided, however, that the foregoing shall not prevent the Company from operating the business of the Company in accordance with its business judgment to enhance the growth and profitable development of the Company's business, so long as the Company is not motivated by an intention to diminish the value of the Contingent Rights.

     The Contingent Rights Agreement also provides that the Company will not engage in material transactions with Affiliates (other than Subsidiaries of the Company), or material transactions with other persons which are primarily for the benefit of such Affiliates, which would reduce Net Sales during the Contingent Payment Period, except on terms that are comparable to those that would be obtained from unaffiliated parties on an arms-length basis.

     The Contingent Rights Agreement also provides that, prior to January 1, 1999, the Company will not sell or transfer a substantial portion of the assets of the Company, other than in the ordinary course of business or pursuant to a transaction which constitutes a sale of all or substantially all of the Company's assets, unless the Company shall have called for the redemption of all of the then outstanding Contingent Rights.

     The Contingent Rights Agreement also provides that the Company will not merge or consolidate with or into any other Person or sell or convey all or substantially all of its assets to any Person unless (i) either the Company shall be the continuing corporation, or the successor corporation shall be a Person organized in the United States and shall expressly assume the obligations of the Company under the Contingent Rights Agreement, by supplemental agreement satisfactory to the Trustee, and (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such transaction, be in default in the performance of any such covenant or condition.

     NON-PAYMENT UNDER THE CONTINGENT RIGHTS AGREEMENT. In case the Company shall default in the payment of any Contingent Payment when and as the same shall have become due and payable and such default continues for a period of 30 days, then upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of the Contingent Rights the whole amount then due and payable; and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of its negligence or bad faith.

     In case the Company shall fail to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Contingent Rights and collect in the manner provided by law out of the property of the Company or other obligor upon such Contingent Rights, wherever situated, the moneys adjudged or decreed to be payable.

     No Holder of any Contingent Right shall have any right by virtue or by availing of any provision of the Contingent Rights Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect thereto, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, and unless also the Holders of not less than 25% of the then outstanding Contingent Rights shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee under the Contingent Rights Agreement and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the Contingent Rights Agreement.

     Notwithstanding any other provision in the Contingent Rights Agreement and any provision of any Contingent Right, the right of any Holder of any Contingent Right to receive payment of the Contingent Payment payable in respect of such Contingent Right on or after the Contingent Payment Date, or to institute suit for the enforcement of any such payment on or after the Contingent Payment Dates, shall not be impaired or affected without the consent of such Holder.

     The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the security register kept pursuant to the Contingent Rights Agreement, notice by mail of all defaults which have occurred, such notice to be transmitted within 90 days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice (the term "default" or "defaults" defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default (as defined in the Contingent Rights Agreement); provided that, except in the case of default in the payment of the amounts payable in respect of any of the Contingent Rights, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

     AMENDMENTS. Without the consent of any of the Holders, the Company and the Trustee may modify and amend the Contingent Rights Agreement, in the form satisfactory to the Trustee, (i) in order to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee as security for the Contingent Rights, (ii) to provide for a guarantee by any Person (as defined in the Contingent Rights Agreement) of some or all of the obligations of the Company under the Contingent Rights Agreement for the benefit of the Holders, (iii) to add further covenants, restrictions, conditions or provisions to the Contingent Rights Agreement as the Company Board and the Trustee consider to be for the protection of the Holders, or (iv) to cure any ambiguity or to make changes that do not adversely affect the interests of the Holders in any material respect. With the consent of not less than a majority of the Holders, the Company and the Trustee may modify and amend the Contingent Rights Agreement and the Contingent Rights for the purpose of adding, eliminating or changing any provision therein, or to modifying in any manner the rights of the Holders under the Contingent Rights Agreement; provided, however, that no such amendment will, without the consent of each Holder, (i) modify the definition of Contingent Payment Period, Contingent Payment, Contingent Payment Date, or Net Sales as such terms are defined in the Contingent Rights Agreement, or otherwise reduce the amounts payable in respect of the Contingent Rights or (ii) reduce the amount of the outstanding Contingent Rights.

     TRANSFERABILITY. The Contingent Rights will be issued only in registered form. The Company has agreed to use all reasonable efforts to cause the Contingent Rights to be registered under the Exchange Act prior to the issuance of the Contingent Rights or as promptly as practicable thereafter. Following such registration, the Contingent Rights are expected to be freely transferable subject to compliance with the Securities Act of 1933, as amended and other applicable laws. The Contingent Rights are not expected to be listed on a national securities exchange or quoted for trading on the NASDAQ National Market following the Merger, and neither the Company nor Parent is committed nor has any present intent to so list or quote the Contingent Rights.

     THERE IS CURRENTLY NO PUBLIC MARKET FOR THE CONTINGENT RIGHTS, AND THE PRICES AT WHICH THE CONTINGENT RIGHTS MAY TRADE CANNOT BE PREDICTED. NO ASSURANCE CAN BE GIVEN THAT AN ACTIVE PUBLIC MARKET FOR THE CONTINGENT RIGHTS WILL DEVELOP OR THAT ANY CONTINGENT PAYMENT THEREUNDER WILL EVER BE PAID TO HOLDERS THEREOF PURSUANT TO THE CONTINGENT RIGHTS. Until such securities are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. Trading prices will be determined by the market and may be influenced by many factors, including, among others, the depth and liquidity of the market for such securities, investor perception of the Company, the prospects for payment pursuant to the Contingent Rights, and general economic and market conditions.

     CERTAIN DEFINITIONS. "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Change of Control" shall be deemed to have occurred if:

          (a) there shall be consummated any reorganization, recapitalization, consolidation or merger, or sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets, of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Voting Securities (as such terms are defined in the Contingent Value Rights Agreement) immediately prior to such Business Combination beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors of the Company as of the date of the Contingent Value Rights Agreement; or

          (b) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

          (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company, or any employee benefit plan sponsored by the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent (25%) or more of either (i) the then outstanding Shares or (ii) the Outstanding Voting Securities; provided, however, that an acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (a) above shall not be deemed to be a Change of Control; or

          (d) individuals which constituted the Board of Directors of the Company as of the date of the Contingent Value Rights Agreement shall cease for any reason to constitute at least a majority thereof.

     "Holder" means a Person in whose name a Contingent Right is registered in the Security Register.

     "Net Sales" means the amount of net sales reflected on the audited income statement of the Company and its consolidated subsidiaries for the Contingent Payment Period prepared by the Company in accordance with generally accepted accounting principles consistent with the Company's policies in effect prior to the date hereof.

     "Officers' Certificate" means a certificate signed by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary of the Company, and delivered to the Trustee.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

     "Right Certificate" means a certificate representing any of the Rights.

     "Subsidiary" means each Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or one or more Subsidiaries, or by the Company and one or more other Subsidiaries.

     "Voting Stock" means stock having ordinary voting power to elect a majority of the directors irrespective of whether or not stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

  Certain Employee Arrangements

     Parent and the Company have entered into an agreement with Mr. John C. Matthews, Senior Vice President of the Company, pursuant to which, effective upon the consummation of the Merger, Parent would grant Mr. Matthews an option to purchase 12,000 shares of the common stock of Parent ("Parent Option"). The per-share option price of the Parent Option will equal the fair market value of a share of the common stock of Parent on the date of grant. The Parent Option will have a ten-year term and will become exercisable on the fifth anniversary of the date of grant, unless Mr. Matthews' employment has previously been terminated by the Company for cause or by Mr. Matthews because of a significant change in his status (as defined in Mr. Matthews' existing employment agreement). In consideration of the grant of the Parent Option, Mr. Matthews agreed to a covenant not to compete with the semiconductor equipment business of Parent and entities controlled by Parent or with the business of the Company and its subsidiaries during the period of two years after the termination of his employment for any reason. Parent and the Company have also entered into an agreement with one employee of the Company who is not a director or executive officer of the Company.

     Parent and the Company have also entered into an agreement with Mr. Leslie
S. Levine, President and Chief Executive Officer of the Company, pursuant to which, for a period of five years following the consummation of the Merger, he will render consulting services to Parent and the Company and will abide by a covenant not to compete with the semiconductor equipment businesses of Parent and entities controlled by Parent or with the business of the Company and its subsidiaries, in exchange for a fee of $750,000 payable promptly following the consummation of the Merger, plus $12,500 per month during such period.

12.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $307 million. Parent will ensure that the Purchaser has sufficient funds to acquire all the outstanding Shares pursuant to the Offer and the Merger. Parent plans to provide such funds from its cash accounts and from the sale of commercial paper.

     Parent anticipates that any commercial paper borrowings may be refinanced from time to time. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

13.  DIVIDENDS AND DISTRIBUTIONS.

     If on or after the date of the Merger Agreement the Company (i) splits, combines or otherwise changes the Shares or its capitalization (other than the issuance of the Contingent Rights), (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights (other than the Rights and the Contingent Rights), warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

     If on or after the date of the Merger Agreement the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights (other than the Contingent Rights) for the purchase of any securities) with respect to the Shares or Rights that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares and Rights purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 14, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders shall (A) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time on or after June 30, 1997 and prior to the time of acceptance for payment or payment for any Shares, any of the following events (each, an "Event") shall occur:

          (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that, in the reasonable judgment of Parent, would be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders,
     (iv) require divestiture by Parent or the Purchaser of any Shares, or (v) may, in the reasonable judgment of Parent, be expected to result in a Material Adverse Effect on the Company; or

          (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (v) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) any change shall have occurred (or any development shall have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that has, or could reasonably be expected to have, a Material Adverse Effect on the Company; or

          (d) (i) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or approved or recommended any Acquisition Transaction, (ii) a Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Transaction, or (iii) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

          (e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer, (iii) materially increase the cost of the Offer to the Purchaser or (iv) have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement; or

          (g) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement; or

          (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by NASDAQ, (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph of this Section) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other information regarding the Company, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14 for a description thereof.

     State Takeover Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render Section 203 of the GCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

     Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Parent has filed a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on July 3, 1997, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on July 18, 1997, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material prior thereto. If within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by Parent. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

16.  CERTAIN FEES AND EXPENSES.

     Morrow & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, Citibank, N.A. has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          ETN ACQUISITION CORP.

July 7, 1997

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                        POSITION WITH PARENT; BUSINESS ADDRESS;
                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               5-YEAR EMPLOYMENT HISTORY

                                        ----------------------------------------

Neil A. Armstrong..................     DIRECTOR SINCE 1981.  Former Chairman of
                                        Computing Technologies for Aviation,
                                        Inc., a computer systems company, a
                                        position he held from 1982 until 1992.
                                        He is currently President of Lorain
                                        Inc., 777 Columbus Ave., Lebanon, Ohio
                                        45036. He is a director of Cincinnati
                                        Milacron, Inc., Cinergy Corp., RMI
                                        Titanium Co., Thiokol Corporation and
                                        USX Corporation.

Ernie Green........................     DIRECTOR SINCE 1995.  Founder, President
                                        and Chief Executive Officer of EGI,
                                        Inc., a manufacturer of automotive
                                        components. He is also President of
                                        Florida Production Engineering, Inc., a
                                        subsidiary of EGI. He is a director of
                                        Acordia, Inc., Bank One, Dayton, N.A.,
                                        DP&L Inc., Duriron Company, Inc., Fluor
                                        Daniel GTI, Inc. and Gradall Industries,
                                        Inc.

A. William Reynolds................     DIRECTOR SINCE 1987.  Chief Executive
                                        Officer of Old Mill Group, a private
                                        investment firm. Former Chairman of
                                        GenCorp Inc., a technology-based company with positions in aerospace, automotive and polymer products. Mr. Reynolds' association with GenCorp began in
                                        September, 1984, as President and Chief
                                        Operating Officer. He was Chief
                                        Executive Officer from August, 1985, to
                                        July, 1994. He was Chairman of GenCorp
                                        from 1987 through March, 1995. Mr.
                                        Reynolds is a director of Boise Cascade
                                        Corporation, Boise Cascade Office
                                        Products Corp. and Stant Corp.

Ned C. Lautenbach..................     DIRECTOR SINCE 1997.  Senior Vice
                                        President and Group Executive, Worldwide
                                        Sales and Distribution, of IBM
                                        Corporation. Prior to that, he was
                                        Senior Vice President, Sales and
                                        Services (from 1995-1997), Chairman of
                                        IBM World Trade Corporation (1993-1995)
                                        and Senior Vice President (1992), of
                                        IBM.

John R. Miller.....................     DIRECTOR SINCE 1985.  President and
                                        Chief Executive Officer of TBN Holdings
                                        Inc., an environmental company engaged
                                        primarily in the resource recovery and
                                        recycling business. He was President,
                                        Chief Operating Officer and a

                                        POSITION WITH PARENT; BUSINESS ADDRESS;
                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               5-YEAR EMPLOYMENT HISTORY

                                        ----------------------------------------
                                        director of The Standard Oil Company
                                        from August, 1980 through March, 1986.
                                        Mr. Miller formerly served as Chairman
                                        of the Federal Reserve Bank of
                                        Cleveland.

Furman C. Moseley..................     DIRECTOR SINCE 1975.  Chairman of
                                        Sasquatch Publishing Company. Former
                                        president of Simpson Investment Company, holding company for Simpson Paper
                                        Company and Simpson Timber Company. He
                                        was Chairman of Simpson Paper from 1969
                                        to January, 1995 and retired as
                                        President of Simpson Investment Company
                                        in July, 1995. Mr. Moseley is a director of OwensCorning Fiberglas Corporation.

Victor A. Pelson...................     DIRECTOR SINCE 1994.  Retired Director
                                        of Dillon, Read & Co., Inc., investment
                                        bankers, and Senior Advisor to the firm.
                                        Before joining Dillon Read in April
                                        1996, Mr. Pelson was associated with
                                        AT&T Corp. from 1959 to March, 1996,
                                        where he held a number of executive
                                        positions, including Group Executive and
                                        President responsible for the
                                        Communications Services Group, Executive
                                        Vice President and member of the
                                        Management Executive Committee. At his
                                        retirement from AT&T, Mr. Pelson was
                                        Chairman of Global Operations and a
                                        member of the Board of Directors. Mr.
                                        Pelson is also a director of United
                                        Parcel Service.

Alexander M. Cutler................     DIRECTOR SINCE 1993.  President and
                                        Chief Operating Officer of Parent. Mr.
                                        Cutler joined Cutler-Hammer, Inc. in
                                        1975, which was subsequently acquired by Parent, and became President of Parent's
                                        Industrial Group in 1986. Mr. Cutler was named President of the Controls Group in 1989, Executive Vice President --
                                        Operations in 1991, and was elected
                                        Executive Vice President and Chief
                                        Operating Officer -- Controls in
                                        September, 1993 and assumed his current
                                        position in September, 1995.

Phyllis B. Davis...................     DIRECTOR SINCE 1991.  Former Senior Vice
                                        President, Corporate Affairs of Avon
                                        Products, Inc., a manufacturer and
                                        marketer of cosmetics, toiletries and
                                        jewelry. Mrs. Davis joined Avon in 1968, advanced to Group Vice President (U.S.)
                                        in 1977 and was head of its sales and
                                        distribution from 1985 to 1988. She
                                        became Corporate Senior Vice President
                                        of Business Development in 1989 and
                                        served as Senior Vice President,
                                        Corporate Affairs from 1990 until her
                                        retirement in September, 1991. Mrs.
                                        Davis is a director of BellSouth
                                        Corporation and The TJX Companies, Inc., and a trustee of various open-end mutual funds in the Fidelity Group.

Stephen R. Hardis..................     DIRECTOR SINCE 1983.  Chairman and Chief
                                        Executive Officer of Parent. Mr. Hardis
                                        served as Executive Vice
                                        President -- Finance and Administration
                                        prior to April, 1986, was elected Vice
                                        Chairman in 1986 and designated

                                        POSITION WITH PARENT; BUSINESS ADDRESS;
                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               5-YEAR EMPLOYMENT HISTORY

                                        ----------------------------------------
                                        Chief Financial and Administrative
                                        Officer, and became Chief Executive
                                        Officer in September, 1995 and Chairman
                                        in January, 1996. He joined Parent in
                                        1979. Mr. Hardis is a director of
                                        KeyCorp, Lexmark International Group,
                                        Inc., Nordson Corporation and
                                        Progressive Corporation.

Gary L. Tooker.....................     DIRECTOR SINCE 1992.  Chairman of the
                                        Board of Motorola, Inc., a manufacturer
                                        of electronics equipment. Mr. Tooker
                                        joined Motorola in 1962 and advanced to
                                        the position of Senior Executive Vice
                                        President and Chief Corporate Staff
                                        Officer in 1986. He became Chief
                                        Operating Officer in 1988, President in
                                        1990, Vice Chairman and Chief Executive
                                        Officer in December, 1993 and Chairman
                                        in 1997.

                               EXECUTIVE OFFICERS

Stephen R. Hardis..................     Chairman (January 1, 1996) and Chief
                                        Executive Officer (September 1, 1995);
                                        Director. (For additional information
                                        concerning employment history, see the
                                        information set forth above regarding
                                        Directors of Parent.)

Alexander M. Cutler................     President and Chief Operating Officer
                                        (September 1, 1995); Director. (For
                                        additional information concerning
                                        employment history, see the information
                                        set forth above regarding Directors of
                                        Parent.)

Gerald L. Gherlein.................     Executive Vice President and General
                                        Counsel (September 4, 1991).

Adrian T. Dillon...................     Executive Vice President -- Chief
                                        Financial and Planning Officer (April
                                        1997). Vice President -- Chief Financial and Planning Officer (September
                                        1995-April 1997); Vice President --
                                        Planning (1991-1995). Director, IVHS
                                        Technology, Inc. and Eaton VORAD
                                        Technologies.

Brian R. Bachman...................     Senior Vice President -- Semiconductor
                                        and Specialty Systems (January 1, 1996).
                                        Vice President, Philips Semiconductor
                                        (October 1991-December 1995).

Joseph L. Becherer.................     Senior Vice President -- Cutler-Hammer,
                                        Inc. (September 1, 1995). Operations
                                        Vice President (February 1994-August
                                        1995). Vice President of Westinghouse
                                        Electric Corp. (1989-January 1994).

Robert J. McCloskey................     Senior Vice President -- Controls and
                                        Hydraulics (September 1, 1995).
                                        Operations Vice President (September
                                        1991-September 1995).

Thomas W. O'Boyle..................     Senior Vice President -- Truck
                                        Components (September 1, 1995). Vice
                                        President -- Truck Components
                                        Operations -- Worldwide (September
                                        1991-September 1995).

                                        POSITION WITH PARENT; BUSINESS ADDRESS;
                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               5-YEAR EMPLOYMENT HISTORY

                                        ----------------------------------------
Larry M. Oman......................     Senior Vice President -- Automotive
                                        Components (September 1, 1995). Employed by Parent for more than the past five years.

Susan J. Cook......................     Vice President -- Human Resources
                                        (January 16, 1995). Vice
                                        President -- Human Resources of Tandem
                                        Computers (October 1988-October 1994).

Patrick X. Donovan.................     Vice President -- International (April
                                        27, 1988).

Earl R. Franklin...................     Secretary and Associate General Counsel
                                        (September 1, 1991).

John W. Hushen.....................     Vice President -- Corporate Affairs
                                        (August 1, 1991).

Stanley V. Jaskolski...............     Vice President -- Technical Management
                                        (October 1, 1990).

Joseph J. Mikelonis................     Vice President -- Taxes (May 1, 1996).
                                        Director of Taxes prior thereto for more than the past five years.

William T. Muir....................     Vice President -- Manufacturing
                                        Technologies (April 1, 1989).

Derek R. Mumford...................     Vice President -- Information
                                        Technologies (April 1, 1992). (Subject
                                        of the United Kingdom.)

Robert E. Parmenter................     Vice President and Treasurer (January 1,
                                        1997). Assistant Treasurer, Director of
                                        Domestic Finance (more than the past
                                        five years).

Billie K. Rawot....................     Vice President and Controller (March 1,
                                        1991).

                        DIRECTORS AND EXECUTIVE OFFICERS
                                OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                              POSITION WITH THE PURCHASER;
                                              BUSINESS ADDRESS; PRINCIPAL
                                               OCCUPATION OR EMPLOYMENT;
                                               5-YEAR EMPLOYMENT HISTORY

                                        ----------------------------------------

Alexander M. Cutler................     DIRECTOR SINCE 1997. (For further
                                        information, see the information set
                                        forth above concerning Parent.)

Gerald L. Gherlein.................     DIRECTOR SINCE 1997. (For further
                                        information, see the information set
                                        forth above concerning Parent.)

Stephen R. Hardis..................     CHAIRMAN; DIRECTOR SINCE 1997. (For
                                        further information, see the information set forth above concerning Parent.)

                               EXECUTIVE OFFICERS

Brian R. Bachman...................     President since 1997. (For further
                                        information, see the information set
                                        forth above concerning Parent.)

Adrian T. Dillon...................     Vice President and Assistant Treasurer
                                        since 1997. (For further information,
                                        see the information set forth above
                                        concerning Parent.)

Earl R. Franklin...................     Secretary since 1997. (For further
                                        information, see the information set
                                        forth above concerning Parent.)

Gerald L. Gherlein.................     Vice President and Assistant Secretary
                                        since 1997. (For further information,
                                        see the information set forth above
                                        concerning Parent.)

Robert E. Parmenter................     Treasurer since 1997. (For further
                                        information, see the information set
                                        forth above concerning Parent.)

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                                 CITIBANK, N.A.

          BY HAND:                        BY MAIL:                 BY OVERNIGHT CARRIER:
       Citibank, N.A.                  Citibank, N.A.                  Citibank, N.A.
   Corporate Trust Window            c/o Citicorp Data               c/o Citicorp Data
 111 Wall Street, 5th Floor          Distribution, Inc.              Distribution, Inc.
  New York, New York 10043             P.O. Box 7072                  404 Sette Drive
                                 Paramus, New Jersey 07653       Paramus, New Jersey 07652
                                       FACSIMILE FOR
                                   ELIGIBLE INSTITUTIONS:
                                       (201) 262-3240
                                    TO CONFIRM FAX ONLY:
                                       (800) 422-2077

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                              Banks and Brokerage
                               Firms please call:
                                 (800) 662-5200